JPMorgan Chase Financial Company LLC Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated June 9, 2022 30m EEM Buffered PLUS This document provides a summary of the terms of the Buffered PLUS . Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision . SUMMARY TERMS Issuer: JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) Guarantor: JPMorgan Chase & Co. ETF Shares: Shares of the iShares ® MSCI Emerging Markets ETF (Bloomberg ticker: EEM UP Equity) P a y m e nt at maturity: If the final share price is greater than the initial share price, for each $10 stated principal amount Buffered PLUS, $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity. If the final share price is equal to the initial share price or is less than the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10.00%, for each $10 stated principal amount Buffered PLUS, $10 If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10.00%, for each $10 stated principal amount Buffered PLUS, ($10 î share performance factor) + $1.00 This amount will be less than the stated principal amount of $10 per Buffered PLUS. L e v e ra ged u ps i de payment: $10 î leverage factor î share percent increase Share percent increase: (final share price – initial share price) / initial share price Initial share price: The closing price of one ETF Share on the pricing date Final share price: The closing price of one ETF Share on the valuation date L e v e ra ge fa c to r : 200% Buffer amount: 10.00% a t m a turi t y : State d prin c i pal amount: final share price / initial share price (settlement date): Valuation date † : December 31, 2024 Maturity date † : January 6, 2025 supplement and will not be less than $9.30 per $10 stated principal amount Buffered PLUS. For information about the estimated value of the Buffered PLUS, which likely will be lower than the price you paid for the Buffered PLUS, please see the hyperlink above. Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS. Change n ETF Shares Return on the Buffered PLUS * 50.000% 32.35% 40.000% 32.35% Share performance factor: final share price / initial share price 30.000% 32.35% Maximum payment At least $13.235 (at least 132.35% of the stated principal amount) per 20.000% 32.35% at maturity: Buffered PLUS 16.175% 32.35% Minimum payment $1.00 per Buffered PLUS (10.00% of the stated principal amount) 10.000% 20.00% 5.000% 1.000% 10.00% 2.00% Issue price: $10 per Buffered PLUS 0.000% 0.00% Pricing date: Expected to be June 30, 2022 5.000% 0.00% Original issue date 3 business days after the pricing date - 10.000% 0.00% - 20.00 0% - 10.0 0% - 30.00 0% - 20.0 0 % CUSIP / ISIN: 48133E579 / US48133E5794 - 40.000% - 30.00% Preliminary pricing http://www.sec.gov/Archives/edgar/data/0001665650/0001829126220131 - 50.000% - 40.00% supplement: 98/jpm_424b2.htm - 60.00% - 50.00% † Subject to postponement - 80.00% - 70.00% The estimated value of the Buffered PLUS on the pricing date will be provided in the pricing - 100.00% - 90.00% *Assumes a maximum payment at maturity of 132.35% of the stated principal amount

JPMorgan Chase Financial Company LLC 30m EEM Buffered PLUS ETF Shares For more information about the ETF shares, including historical performance information, see the accompanying preliminary pricing supplement. Risk Considerations The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement, underlying supplement and preliminary pricing supplement for additional information. Risks Relating to the Buffered PLUS Generally ▪ Buffered PLUS do not pay interest and you could lose up to 90.00% of your principal at maturity. ▪ The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. ▪ The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. ▪ As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. ▪ Secondary trading may be limited. ▪ The final terms and estimated valuation of the Buffered PLUS will be provided in the pricing supplement. ▪ The tax consequences of an investment in the Buffered PLUS are uncertain. Risks Relating to Conflicts of Interest ▪ Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors. ▪ Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS. Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS ▪ The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS . ▪ The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates. ▪ The estimated value of the Buffered PLUS is derived by reference to an internal funding rate. ▪ The value of the Buffered PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then - current estimated value of the Buffered PLUS for a limited time period . ▪ Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS . ▪ Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors. Risks Relating to the ETF Shares ▪ Investing in the Buffered PLUS is not equivalent to investing in the ETF Shares ▪ Adjustments to the ETF Shares or the underlying index could adversely affect the value of the Buffered PLUS. ▪ There are risks associated with the ETF Shares. ▪ The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share. ▪ The Buffered PLUS are subject to risks associated with securities issued by non - U.S. companies. ▪ The Buffered PLUS are subject to currency exchange risk. ▪ The Buffered PLUS entail emerging markets risk. ▪ Recent executive orders may adversely affect the performance of the ETF Shares. ▪ Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Buffered PLUS. ▪ The anti - dilution protection for the ETF Shares is limited. SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248.

JPMorgan Chase Financial Company LLC 30m EEM Buffered PLUS Tax Considerations You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Buffered PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser. SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248.